Free Writing Prospectus, dated June 9, 2022
Filed pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus, dated May 26, 2022 and Preliminary Term Sheet, dated June 6, 2022
Registration Statement Nos. 333-264319 and 333-264319-01

Cleco Securitization I LLC
(Issuing Entity)

PRICING TERM SHEET

$425,000,000 Series 2022-A Senior Secured Storm Recovery Bonds

Issuing Entity:	Cleco Securitization I LLC

Sponsor, Depositor and Initial Servicer:	Cleco Power LLC (“Cleco Power”)

Trustee:	The Bank of New York Mellon Trust Company, National Association

Joint Bookrunners:	J.P. Morgan Securities LLC Credit Agricole Securities (USA) Inc.

Expected Ratings (Moody’s/S&P/Fitch):	Aaa (sf)/AAA (sf)/AAAsf(1)

Closing Date / Settlement Date:
June 22, 2022 (T+8)

We expect to deliver the storm recovery bonds against payment for the storm recovery bonds on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the eighth business day following the date of pricing of the storm recovery bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade storm recovery bonds on the date of pricing or the succeeding five business days will be required, by virtue of the fact that the storm recovery bonds initially will settle in T+8, to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates(2):	March 1 and September 1, commencing March 1, 2023

Applicable Time:	3:36 PM (Eastern time) on June 9, 2022

Proceeds:
The total initial price to the public is $424,945,680. The total amount of the underwriting discounts and commissions is $1,487,500. The total amount of proceeds to the issuing entity before deduction of expenses (estimated to be $5,239,783) is $423,458,180.

Affiliations and Certain Relationships and Related Transactions:
One of the underwriters, J.P. Morgan Securities LLC, also served as structuring agent to Cleco Power in connection with the structuring of the storm recovery bonds and will receive a $500,000 fee for such services.

Cleco Power return on invested capital from storm recovery charges and investment earnings	$98,727.50 per annum

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$125,000,000	4.79	03/01/2031	03/01/2033	4.016%	99.98964%	0.35%	$124,549,550
A-2	$300,000,000	15.00	09/01/2042	09/01/2044	4.646%	99.98621%	0.35%	$298,908,630

Tranche	CUSIP		ISIN
A-1	185512 AA8		US185512AA81
A-2	185512 AB6		US185512AB64

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1	Tranche A-2
March 1, 2023	$3,203,819.00	$0.00
September 1, 2023	$6,369,852.23	$0.00
March 1, 2024	$7,843,811.64	$0.00
September 1, 2024	$6,655,262.60	$0.00
March 1, 2025	$8,134,953.05	$0.00
September 1, 2025	$6,952,250.13	$0.00
March 1, 2026	$8,437,904.09	$0.00
September 1, 2026	$7,261,284.43	$0.00
March 1, 2027	$8,753,143.79	$0.00
September 1, 2027	$7,582,854.15	$0.00
March 1, 2028	$9,081,170.63	$0.00
September 1, 2028	$7,917,467.76	$0.00
March 1, 2029	$9,422,503.29	$0.00
September 1, 2029	$8,265,654.39	$0.00
March 1, 2030	$9,777,681.49	$0.00
September 1, 2030	$8,627,964.57	$0.00
March 1, 2031	$712,422.76	$9,434,844.11
September 1, 2031	$0.00	$9,034,690.98
March 1, 2032	$0.00	$10,590,619.62
September 1, 2032	$0.00	$9,490,586.94
March 1, 2033	$0.00	$11,057,106.04
September 1, 2033	$0.00	$9,967,909.85
March 1, 2034	$0.00	$11,545,517.17
September 1, 2034	$0.00	$10,467,666.75
March 1, 2035	$0.00	$12,056,883.43
September 1, 2035	$0.00	$10,990,912.06
March 1, 2036	$0.00	$12,592,283.72
September 1, 2036	$0.00	$11,538,749.69
March 1, 2037	$0.00	$13,152,847.63
September 1, 2037	$0.00	$12,112,335.50
March 1, 2038	$0.00	$13,739,757.83
September 1, 2038	$0.00	$12,712,879.63
March 1, 2039	$0.00	$14,354,252.60
September 1, 2039	$0.00	$13,341,649.11
March 1, 2040	$0.00	$14,997,628.39
September 1, 2040	$0.00	$13,999,970.53
March 1, 2041	$0.00	$15,671,242.61
September 1, 2041	$0.00	$14,689,232.81
March 1, 2042	$0.00	$16,376,516.46
September 1, 2042	$0.00	$16,083,916.54
Total Payments	$125,000,000.00	$300,000,000.00

EXPECTED AMORTIZATION SCHEDULE
EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Payment Date	Tranche A-1 Amount	Tranche A-2 Amount
Initial Principal Amount	$125,000,000.00	$300,000,000.00
March 1, 2023	$121,796,181.00	$300,000,000.00
September 1, 2023	$115,426,328.77	$300,000,000.00
March 1, 2024	$107,582,517.13	$300,000,000.00
September 1, 2024	$100,927,254.53	$300,000,000.00
March 1, 2025	$92,792,301.48	$300,000,000.00
September 1, 2025	$85,840,051.35	$300,000,000.00
March 1, 2026	$77,402,147.26	$300,000,000.00
September 1, 2026	$70,140,862.83	$300,000,000.00
March 1, 2027	$61,387,719.04	$300,000,000.00
September 1, 2027	$53,804,864.89	$300,000,000.00
March 1, 2028	$44,723,694.26	$300,000,000.00
September 1, 2028	$36,806,226.50	$300,000,000.00
March 1, 2029	$27,383,723.21	$300,000,000.00
September 1, 2029	$19,118,068.82	$300,000,000.00
March 1, 2030	$9,340,387.33	$300,000,000.00
September 1, 2030	$712,422.76	$300,000,000.00
March 1, 2031	$0.00	$290,565,155.89
September 1, 2031	$0.00	$281,530,464.91
March 1, 2032	$0.00	$270,939,845.29
September 1, 2032	$0.00	$261,449,258.35
March 1, 2033	$0.00	$250,392,152.31
September 1, 2033	$0.00	$240,424,242.46
March 1, 2034	$0.00	$228,878,725.29
September 1, 2034	$0.00	$218,411,058.54
March 1, 2035	$0.00	$206,354,175.11
September 1, 2035	$0.00	$195,363,263.05
March 1, 2036	$0.00	$182,770,979.33
September 1, 2036	$0.00	$171,232,229.64
March 1, 2037	$0.00	$158,079,382.01
September 1, 2037	$0.00	$145,967,046.51
March 1, 2038	$0.00	$132,227,288.68
September 1, 2038	$0.00	$119,514,409.05
March 1, 2039	$0.00	$105,160,156.45
September 1, 2039	$0.00	$91,818,507.34
March 1, 2040	$0.00	$76,820,878.95
September 1, 2040	$0.00	$62,820,908.42
March 1, 2041	$0.00	$47,149,665.81
September 1, 2041	$0.00	$32,460,433.00
March 1, 2042	$0.00	$16,083,916.54
September 1, 2042	$0.00	$0.00

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (0.84 Standard Deviations from Mean)		-15% (6.80 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)	WAL (yrs)	Change (days)
A-1	4.79	4.79	0	4.79	0
A-2	15.00	15.00	0	15.00	0

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the storm recovery bonds and is equal to an overestimate of electricity consumption of 5% (0.84 standard deviations from mean) or 15% (6.80 standard deviations from mean); (ii) the servicer makes timely and accurate filings to make a true-up adjustment to the storm recovery charges semi-annually; (iii)  customers remit all storm recovery charges 60 days after such charges are billed; (iv) operating expenses are equal to projections; (v) there is no acceleration of the final maturity date of the storm recovery bonds; and (vi) the issuance date of the storm recovery bonds is June 22, 2022. There can be no assurance that the weighted average lives of the storm recovery bonds will be as shown.

Subject to the terms and conditions in the underwriting agreement among us, Cleco Power and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the storm recovery bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
J.P. Morgan Securities LLC	$93,750,000	$225,000,000
Credit Agricole Securities (USA) Inc.	$31,250,000	$75,000,000
Total	$125,000,000	$300,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche of storm recovery bonds.

	Selling Concession	Reallowance Discount
Tranche A-1	0.21%	0.105%
Tranche A-2	0.21%	0.105%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Initial Storm Recovery Charges Per Customer Class

Storm Recovery Charge Customer Class	Initial Storm Recovery Charge Rate
Residential	$2.00 per month plus $0.00323 per kWh
General Non-Demand	$2.00 per month plus $0.00387 per kWh
General Secondary	$1.19 per kW
General Primary	$1.24 per kW
School & Church Non-Demand	$2.00 per month plus $0.00387 per kWh
School & Church Demand	$1.19 per kW
Municipal	$2.00 per month plus $0.00365 per kWh
Large Power	$0.28 per kW
Standby Power Subscription	$0.18 per kW
Standby Power Back-up	$0.08 per kW
Standby Power Maintenance	$0.05 per kW
Unmetered and OLS (Outdoor Lighting Service)	$0.00885 per kWh

Cleco Power and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Cleco Power and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Cleco Power, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Cleco Power at 1-318-484-7400, J.P. Morgan Securities LLC toll-free at 1-800-408-1016 and Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030.